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                                                                    EXHIBIT 99.1


                  AMERICAN FINANCIAL GROUP, INC. NEWS RELEASE
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Date:        May 27, 2003           Contact:   Anne N. Watson
                                               Vice President-Investor Relations
For Release: Immediate              Phone:     (513) 579-6652
                                    Web Sites: www.amfnl.com
                                               www.GreatAmericanInsurance.com


                         AMERICAN FINANCIAL GROUP, INC.
                 ANNOUNCES EFFECT OF RECENT ARBITRATION DECISION

Cincinnati, Ohio - May 27, 2003 - American Financial Group, Inc. (NYSE: AFG) announced last week that its principal property and casualty insurance subsidiary, Great American Insurance Company, had been notified of an arbitration decision resulting from its share of a 1995 property fire and business interruption claim. Unless challenged by one of the other parties, it is anticipated that the decision of the panel will be submitted for entry of judgment to the Federal District Court and become final shortly. Based on these developments, AFG today announced that its second quarter earnings will include an after tax charge of approximately $29 million, or $.41 per share, for the claim.

The charge represents Great American's share of the claim, net of previously recorded reserves and payments. The Company was a 9.5% participant with a number of other companies in the insurance pool that insured the loss during the 1995 coverage year. Great American reduced its participation to 0.2 percent in the following year and no longer participates in the pool.

Based on appraisals, legal advice and relevant policy provisions, Great American made substantial payments to the insured subsequent to the loss. In addition, Great American had established reserves in excess of payments previously made with respect to disputed portions of the loss. Carl H. Lindner III, co-president and head of AFG's property and casualty operations, stated, "We were surprised and disappointed with the outcome of this arbitration. We believe that the result reached beyond reasonable interpretation of the underlying facts and the policies written. Nevertheless, we look forward to closing this disputed matter."

As a result of this matter, and after review of the Company's earnings to date, Mr. Lindner added, "We are revising our 2003 core earnings expectation to $2.10 to $2.30 per share, including the arbitration charge."

American Financial Group, Inc. is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of annuities, life and supplemental health insurance products.

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward looking statements include statements relating to: the Company's expectations concerning market and other conditions, future premiums, revenues, earnings and investment activities; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate increases, improved loss experience and expected expense savings resulting from other recent initiatives.


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Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, and the availability of capital, regulatory actions, changes in legal environment, judicial decisions and rulings, tax law changes, levels of catastrophes and other major losses, the actual amount of liabilities associated with certain asbestos and environmental related insurance claims, adequacy of loss reserves, availability of reinsurance and ability of reinsurers to pay their obligations, competitive pressures, including the ability to obtain rate increases, driving patterns and other changes in market conditions that could affect AFG's insurance operations.


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